UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13D-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT

                                TO RULE 13D-2(A)

                                (AMENDMENT NO. 4)*

                                 SYNTELLECT INC.
                                 ---------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                     --------------------------------------
                         (Title of Class of Securities)

                                  87161-L-10-5
                                  ------------
                                 (CUSIP Number)

                               MR. GEOFFREY NIXON
                            C/O MCM ASSOCIATES, LTD.
                         11 WEST 42ND STREET, 19TH FLOOR
                            NEW YORK, NEW YORK 10036
                                 (212) 782-0207
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 With copies to:
                            CLIFFORD E. NEIMETH, ESQ.
                            ANTHONY J. MARSICO, ESQ.
                             GREENBERG TRAURIG, LLP
                              THE METLIFE BUILDING
                                 200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                                 (212) 801-9200

                                  APRIL 15, 2002
             (Date of Event Which Requires Filing of this Statement)

            If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(E), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

            NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See
    ss. 240.13d-7 for other parties to whom copies are to be sent.


                              (Page 1 of 11 Pages)

---------------------
            * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

            The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended ("Act"), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

--------------------------------------------------------------------------------
CUSIP No. 87161-L-10-5                  13D                   Page 2 of 11 Pages
--------------------------------------------------------------------------------

      1.    NAMES OF REPORTING PERSONS:
            I.R.S. IDENTIFICATION N0. OF ABOVE PERSON (ENTITIES ONLY):

            Geoffrey Nixon
--------------------------------------------------------------------------------
      2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) | |

                                                                (b) [X]
--------------------------------------------------------------------------------
      3.    SEC USE ONLY

--------------------------------------------------------------------------------
      4.    SOURCE OF FUNDS*
            AF (See Item 3)
--------------------------------------------------------------------------------
      5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
      6.    CITIZENSHIP OR PLACE OF ORGANIZATION

            New Zealand
--------------------------------------------------------------------------------
                           7.    SOLE VOTING POWER
     NUMBER OF                   1,052,520 (See Item 5)
       SHARES              -----------------------------------------------------

    BENEFICIALLY           8.    SHARED VOTING POWER
      OWNED BY                   -0- (See Item 5)
        EACH               -----------------------------------------------------

     REPORTING             9.    SOLE DISPOSITIVE POWER
       PERSON                    1,157,920 (See Item 5)
        WITH               -----------------------------------------------------
                           10.   SHARED DISPOSITIVE POWER
                                -0- (See Item 5)
--------------------------------------------------------------------------------
      11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,157,920 (See Item 5)
--------------------------------------------------------------------------------
      12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                              [ ]
--------------------------------------------------------------------------------
      13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            10.2% (See Item 5)
--------------------------------------------------------------------------------
      14.   TYPE OF REPORTING PERSON*
            IN
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 87161-L-10-5                  13D                   Page 3 of 11 Pages
--------------------------------------------------------------------------------

      1.    NAMES OF REPORTING PERSONS:
            I.R.S. IDENTIFICATION N0. OF ABOVE PERSON (ENTITIES ONLY):

            Mission Partners, L.P. (EIN#33-0569956)
--------------------------------------------------------------------------------
      2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) | |

                                                                (b) [X]
--------------------------------------------------------------------------------
      3.    SEC USE ONLY

--------------------------------------------------------------------------------
      4.    SOURCE OF FUNDS*
            AF (See Item 3)
--------------------------------------------------------------------------------
      5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
      6.    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                           7.    SOLE VOTING POWER
     NUMBER OF                   529,600 (See Item 5)
       SHARES              -----------------------------------------------------

    BENEFICIALLY           8.    SHARED VOTING POWER
      OWNED BY                   -0- (See Item 5)
        EACH               -----------------------------------------------------

     REPORTING             9.    SOLE DISPOSITIVE POWER
       PERSON                    529,600 (See Item 5)
        WITH               -----------------------------------------------------
                           10.   SHARED DISPOSITIVE POWER
                                 -0- (See Item 5)
--------------------------------------------------------------------------------
      11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            529,600 (See Item 5)
--------------------------------------------------------------------------------
      12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                              [ ]
--------------------------------------------------------------------------------
      13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            4.7% (See Item 5)
--------------------------------------------------------------------------------
      14.   TYPE OF REPORTING PERSON*
            PN
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 87161-L-10-5                  13D                   Page 4 of 11 Pages
--------------------------------------------------------------------------------

      1.    NAMES OF REPORTING PERSONS:
            I.R.S. IDENTIFICATION N0. OF ABOVE PERSON (ENTITIES ONLY):

            Liberty Nominees Limited (EIN# N/A)
--------------------------------------------------------------------------------
      2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) | |

                                                                (b) [X]
--------------------------------------------------------------------------------
      3.    SEC USE ONLY

--------------------------------------------------------------------------------
      4.    SOURCE OF FUNDS*
            AF (See Item 3)
--------------------------------------------------------------------------------
      5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
      6.    CITIZENSHIP OR PLACE OF ORGANIZATION

            New Zealand
--------------------------------------------------------------------------------
                           7.    SOLE VOTING POWER
     NUMBER OF                   104,400 (See Item 5)
       SHARES              -----------------------------------------------------

    BENEFICIALLY           8.    SHARED VOTING POWER
      OWNED BY                   -0- (See Item 5)
        EACH               -----------------------------------------------------

     REPORTING             9.    SOLE DISPOSITIVE POWER
       PERSON                    -0- (See Item 5)
        WITH               -----------------------------------------------------
                           10.   SHARED DISPOSITIVE POWER
                                 -0- (See Item 5)
--------------------------------------------------------------------------------
      11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            105,400 (See Item 5)
--------------------------------------------------------------------------------
      12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                              [ ]
--------------------------------------------------------------------------------
      13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0.9% (See Item 5)
--------------------------------------------------------------------------------
      14.   TYPE OF REPORTING PERSON*
            CO
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 87161-L-10-5                  13D                   Page 5 of 11 Pages
--------------------------------------------------------------------------------

      1.    NAMES OF REPORTING PERSONS:
            I.R.S. IDENTIFICATION N0. OF ABOVE PERSON (ENTITIES ONLY):

            Horizon Offshore, Ltd. (EIN# N/A)
--------------------------------------------------------------------------------
      2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) | |

                                                                (b) [X]
--------------------------------------------------------------------------------
      3.    SEC USE ONLY

--------------------------------------------------------------------------------
      4.    SOURCE OF FUNDS*
            AF (See Item 3)
--------------------------------------------------------------------------------
      5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
      6.    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
--------------------------------------------------------------------------------
                           7.    SOLE VOTING POWER
     NUMBER OF                   34,400 (See Item 5)
       SHARES              -----------------------------------------------------

    BENEFICIALLY           8.    SHARED VOTING POWER
      OWNED BY                   -0- (See Item 5)
        EACH               -----------------------------------------------------

     REPORTING             9.    SOLE DISPOSITIVE POWER
       PERSON                    34,400 (See Item 5)
        WITH               -----------------------------------------------------
                           10.   SHARED DISPOSITIVE POWER
                                 -0- (See Item 5)
--------------------------------------------------------------------------------
      11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            34,400 (See Item 5)
--------------------------------------------------------------------------------
      12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                              [ ]
--------------------------------------------------------------------------------
      13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0.3% (See Item 5)
--------------------------------------------------------------------------------
      14.   TYPE OF REPORTING PERSON*
            CO
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 87161-L-10-5                  13D                   Page 6 of 11 Pages
--------------------------------------------------------------------------------

      1.    NAMES OF REPORTING PERSONS:
            I.R.S. IDENTIFICATION N0. OF ABOVE PERSON (ENTITIES ONLY):

            Mayfair Capital Fund, L.P. (EIN#13-4024777)
--------------------------------------------------------------------------------
      2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) | |

                                                                (b) [X]
--------------------------------------------------------------------------------
      3.    SEC USE ONLY

--------------------------------------------------------------------------------
      4.    SOURCE OF FUNDS*
            AF (See Item 3)
--------------------------------------------------------------------------------
      5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
      6.    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                           7.    SOLE VOTING POWER
     NUMBER OF                   467,500 (See Item 5)
       SHARES              -----------------------------------------------------

    BENEFICIALLY           8.    SHARED VOTING POWER
      OWNED BY                   -0- (See Item 5)
        EACH               -----------------------------------------------------

     REPORTING             9.    SOLE DISPOSITIVE POWER
       PERSON                    467,500 (See Item 5)
        WITH               -----------------------------------------------------
                           10.   SHARED DISPOSITIVE POWER
                                 -0- (See Item 5)
--------------------------------------------------------------------------------
      11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            467,500 (See Item 5)
--------------------------------------------------------------------------------
      12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                              [ ]
--------------------------------------------------------------------------------
      13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            4.1% (See Item 5)
--------------------------------------------------------------------------------
      14.   TYPE OF REPORTING PERSON*
            PN
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 87161-L-10-5                  13D                   Page 7 of 11 Pages
--------------------------------------------------------------------------------

      1.    NAMES OF REPORTING PERSONS:
            I.R.S. IDENTIFICATION N0. OF ABOVE PERSON (ENTITIES ONLY):

            MCM Associates, Ltd. (EIN#33-0562278)
--------------------------------------------------------------------------------
      2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) | |

                                                                (b) [X]
--------------------------------------------------------------------------------
      3.    SEC USE ONLY

--------------------------------------------------------------------------------
      4.    SOURCE OF FUNDS*
            WC (See Item 3)
--------------------------------------------------------------------------------
      5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
      6.    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                           7.    SOLE VOTING POWER
     NUMBER OF                   574,000 (See Item 5)
       SHARES              -----------------------------------------------------

    BENEFICIALLY           8.    SHARED VOTING POWER
      OWNED BY                   -0- (See Item 5)
        EACH               -----------------------------------------------------

     REPORTING             9.    SOLE DISPOSITIVE POWER
       PERSON                    679,400 (See Item 5)
        WITH               -----------------------------------------------------
                           10.   SHARED DISPOSITIVE POWER
                                 -0- (See Item 5)
--------------------------------------------------------------------------------
      11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            679,400 (See Item 5)
--------------------------------------------------------------------------------
      12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                              [ ]
--------------------------------------------------------------------------------
      13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            6.0% (See Item 5)
--------------------------------------------------------------------------------
      14.   TYPE OF REPORTING PERSON*
            CO
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 87161-L-10-5                  13D                   Page 8 of 11 Pages
--------------------------------------------------------------------------------

      1.    NAMES OF REPORTING PERSONS:
            I.R.S. IDENTIFICATION N0. OF ABOVE PERSON (ENTITIES ONLY):

            MCM Profit Sharing Plan - DLJSC-Custodian FBO Geoffrey Nixon TTEE)
--------------------------------------------------------------------------------
      2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) | |

                                                                (b) [X]
--------------------------------------------------------------------------------
      3.    SEC USE ONLY

--------------------------------------------------------------------------------
      4.    SOURCE OF FUNDS*
            AF (See Item 3)
--------------------------------------------------------------------------------
      5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
      6.    CITIZENSHIP OR PLACE OF ORGANIZATION

            New York
--------------------------------------------------------------------------------
                           7.    SOLE VOTING POWER
     NUMBER OF                   10,000 (See Item 5)
       SHARES              -----------------------------------------------------

    BENEFICIALLY           8.    SHARED VOTING POWER
      OWNED BY                   -0- (See Item 5)
        EACH               -----------------------------------------------------

     REPORTING             9.    SOLE DISPOSITIVE POWER
       PERSON                    10,000 (See Item 5)
        WITH               -----------------------------------------------------
                           10.   SHARED DISPOSITIVE POWER
                                 -0- (See Item 5)
--------------------------------------------------------------------------------
      11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            10,000 (See Item 5)
--------------------------------------------------------------------------------
      12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                              [ ]
--------------------------------------------------------------------------------
      13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0.9% (See Item 5)
--------------------------------------------------------------------------------
      14.   TYPE OF REPORTING PERSON*
            EP
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 87161-L-10-5                  13D                   Page 9 of 11 Pages
--------------------------------------------------------------------------------

      1.    NAMES OF REPORTING PERSONS:
            I.R.S. IDENTIFICATION N0. OF ABOVE PERSON (ENTITIES ONLY):

            MCM Capital Management, LLC
--------------------------------------------------------------------------------
      2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) | |

                                                                (b) [X]
--------------------------------------------------------------------------------
      3.    SEC USE ONLY

--------------------------------------------------------------------------------
      4.    SOURCE OF FUNDS*
            AF (See Item 3)
--------------------------------------------------------------------------------
      5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)                                        [ ]

--------------------------------------------------------------------------------
      6.    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                           7.    SOLE VOTING POWER
     NUMBER OF                   467,500 (See Item 5)
       SHARES              -----------------------------------------------------

    BENEFICIALLY           8.    SHARED VOTING POWER
      OWNED BY                   -0- (See Item 5)
        EACH               -----------------------------------------------------

     REPORTING             9.    SOLE DISPOSITIVE POWER
       PERSON                    467,500 (See Item 5)
        WITH               -----------------------------------------------------
                           10.   SHARED DISPOSITIVE POWER
                                 -0- (See Item 5)
--------------------------------------------------------------------------------
      11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            467,500 (See Item 5)
--------------------------------------------------------------------------------
      12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                              [ ]
--------------------------------------------------------------------------------
      13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            4.1% (See Item 5)
--------------------------------------------------------------------------------
      14.   TYPE OF REPORTING PERSON*
            PN
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 87161-L-10-5                  13D                  Page 10 of 11 Pages
--------------------------------------------------------------------------------

            This Amendment No. 4 (the "Amendment") amends the Statement of Beneficial Ownership on Schedule 13D initially filed with the Securities and Exchange Commission (the "Commission") on August 6, 2001 by Geoffrey Nixon, Mission Partners, L.P., Liberty Nominees Limited, Horizon Offshore, Ltd., U.S. Equity Investment L.P., Mayfair Capital Fund, L.P., MCM Associates, Ltd. and MCM Profit Sharing Plan-DLJSC-Custodian FBO Geoffrey Nixon TTEE (collectively, the "Original Reporting Persons"), as previously amended by Amendment No. 1 thereto, filed on August 30, 2001, Amendment No. 2 thereto, filed with the Commission on January 10, 2002, and Amendment No. 3 thereto, filed with the Commission on April 5, 2002, by the Original Reporting Persons and MCM Capital Management, LLC (together with the Original Reporting Persons but excluding U.S. Equity Investment L.P., the "Reporting Persons"), relating to the Common Stock, par value $.01 per share (the "Common Stock"), of Syntellect Inc., a Delaware corporation with its principal executive offices of the Company are located at 16610 North Black Canyon Highway, Phoenix, Arizona 85053 (the "Company"). Unless specifically amended hereby, the disclosures
      --------
      set forth in the Schedule 13D shall remain unchanged.

      ITEM 7.     MATERIAL TO BE FILED AS EXHIBITS.

                  The response to Item 7 is hereby amended to add the following exhibit:

      Exhibit 7   Affidavit, dated April 15, 2002.

--------------------------------------------------------------------------------
CUSIP No. 87161-L-10-5                  13D                  Page 11 of 11 Pages
--------------------------------------------------------------------------------

                                    SIGNATURE

            After reasonable inquiry and to the best of his or its knowledge and belief, the undersigned hereby certify that the information set forth in this Statement is true, complete and correct.

Dated:  April 15, 2002             /s/ Geoffrey Nixon
                                   ------------------------------------------
                                   GEOFFREY NIXON

                                   MISSION PARTNERS, L.P.

                                   By:  MCM Associates, Ltd., General Partner


                                   By:/s/ Geoffrey Nixon
                                      ----------------------------------------
                                      Geoffrey Nixon, President


                                   LIBERTY NOMINEES LIMTED

                                   By:  MCM Associates, Ltd., General
                                        Partner


                                   By:/s/ Geoffrey Nixon
                                      ----------------------------------------
                                      Geoffrey Nixon, President


                                   HORIZON OFFSHORE, LTD.


                                   By:/s/ Geoffrey Nixon
                                      ----------------------------------------
                                      Geoffrey Nixon, President


                                   MAYFAIR CAPITAL FUND, L.P.

                                   By:  MCM Capital Management, LLC.,
                                        General Partner


                                   By:/s/ Geoffrey Nixon
                                      ----------------------------------------
                                      Geoffrey Nixon, President


                                   MCM ASSOCIATES, LTD.

                                   By:  Manager


                                   By:/s/ Geoffrey Nixon
                                      ----------------------------------------
                                      Geoffrey Nixon, President


                                   MCM PROFIT SHARING PLAN DLJSC-CUSTODIAN
                                   FBO Geoffrey Nixon TTEE


                                   By:/s/ Geoffrey Nixon
                                      ----------------------------------------
                                      Geoffrey Nixon, President


                                   MCM CAPITAL MANAGEMENT, LLC


                                   By:/s/ Geoffrey Nixon
                                      ----------------------------------------
                                      Geoffrey Nixon, President